Exhibit 10

PLEASE DO NOT VOTE ON OR RETURN ANY PROXY MATERIALS TO MAGYAR BANCORP, INC. UNTIL YOU READ THIS LETTER!! PLEASE JOIN US BY VOTING “WITHHOLD” ON THE MAGYAR DIRECTORS UP FOR ELECTION

January 15, 2010

Dear Fellow Magyar Bancorp Shareholder:

The Annual Meeting of Shareholders of Magyar Bancorp, Inc. (Magyar) is scheduled for February 23, 2010 (2:00 pm EST at The Heldrich, 10 Livingston Avenue, New Brunswick, New Jersey).  With your vote, you have an opportunity to send a message to the Board of Directors and management that you are disgusted with the performance of Magyar under their watch and that you want them to do something about it.

You can do that by joining the PL Capital Group, Magyar’s largest outside shareholder, in voting WITHHOLD on the two Directors up for election and showing up at the Annual Meeting and respectfully demanding accountability from Magyar’s Directors and management.

WE ARE TAKING THIS STEP BECAUSE MAGYAR IS IN A CRISIS:

•	Magyar lost $6.1 million in Fiscal 2009 after losing $2.9 million in Fiscal 2008
•	7.0% of Magyar’s assets are non-performing (approximately 3x the nonperforming asset level of the average thrift in the U.S. based upon publicly available data)
•	Elizabeth Hance, the CEO of Magyar, recently resigned (and was paid $792,225 despite resigning, an amount that we are not sure she was entitled to under her original employment agreement)
•	Magyar’s stock is down 74% from its peak in May 2007 and down 63% from the January 2006 stock offering (thru December 28, 2009)

Source: SNL Financial LLC

MAGYAR’S DIRECTORS PAY THEMSELVES MORE EACH YEAR DESPITE MAGYAR’S LOSSES AND CRATERING STOCK PRICE:

•	Total fees paid to all Directors:
o	Fiscal Year 2009	$436,412
o	Fiscal Year 2008	$416,192
o	Fiscal Year 2007	$400,640
o	Fiscal Year 2006	$381,400

•
The Directors fees listed above do NOT include significant amounts paid by Magyar for the Directors Supplemental Retirement Income and Deferred Compensation Agreement Plan—in fiscal year 2009 this plan cost Magyar $498,000 in accrued benefits and $192,463 in cash contributions—this plan is funded with life insurance contracts with a cash surrender value of $10.996 million at 9/30/09 (source: footnote N, 2009 Annual Report on Form 10-K)

•
The total cost of the Board fees ($436,412) and accrued benefit cost for the Directors Supplemental Retirement plan ($498,000) was $934,412 in fiscal 2009—in our view this is a staggering amount for a thrift Magyar’s size, particularly given the operating results

•	Total fees paid to Board Chairman Joseph Lukacs:
o	Fiscal Year 2009	$94,396 (total fees and benefits=$137,281)
o	Fiscal Year 2008	$92,272 (total fees and benefits=$116,553)
o	Fiscal Year 2007	$89,700 (total fees and benefits=$178,533)
o	Fiscal Year 2006	not disclosed

•	In fiscal year 2009 the Board inexplicably voted themselves an increase in the annual cash retainer they receive from Magyar Bank while Magyar lost money and the stock cratered

•	In addition, the Board of Directors gave each of the three senior executives salary increases in fiscal 2009

COMPOUNDING MATTERS, THE BOARD HAS REFUSED TO PURSUE THE SOLUTION WE BELIEVE WOULD RESTORE SHAREHOLDER VALUE—A “REMUTUALIZATION” TRANSACTION:

Compounding matters, the Board of Directors of Magyar appears to us to be unwilling to pursue a sale of Magyar to another mutual holding company or mutual thrift (of which there are many in New Jersey), through a so-called “remutualization” transaction, which in our view, offers the best hope for Magyar’s shareholders to recapture some or all of the shareholder value destroyed in the past two years. In April 2009, PL Capital made a detailed presentation to the Board and senior management of Magyar, in which we laid out the various strategic options available to Magyar. At that meeting we explained to the Board, based upon our 50+ years of combined financial advisory and bank investment experience, that in our view the financial benefits and upside potential of a remutualization transaction was far and away the best option for the Board to pursue. Subsequent additional discussions were held with senior management over the course of 2009. Inexplicably, to the best of our knowledge, the Board and management have refused to pursue a remutualization transaction.

THE BOARD HAS ALSO REFUSED OUR REQUEST TO DRAMATICALLY REDUCE THEIR FEES AND BENEFITS:

The Board of Directors has also refused to address our request for the Board members and management to engage in shared sacrifice with shareholders.  In a letter dated November 4, 2009, we called upon the Board to:

•	Cut Directors’ fees and benefits by 50%, at least until such time as Magyar’s financial condition recovers
•	Reduce the overly generous and inappropriate 10% interest rate paid to Directors in the Directors deferred compensation plan (try getting 10% from Magyar on your CD or in dividends on Magyar stock!)
•	Freeze the overly generous Directors Supplemental Retirement Income Plan which cost Magyar shareholders $498,000 in accrued benefits in fiscal year 2009

The Board of Directors has not even given us, their largest shareholder, the courtesy of a reply to this request.

Unfortunately, Magyar Bancorp, MHC (the MHC) is the majority owner of Magyar, and the existing members of the Board of Directors of Magyar are also the Directors of the MHC, giving the Directors almost unlimited control over Magyar.  While the Directors of Magyar and the MHC can outvote the public shareholders and re-elect their hand-picked incumbent nominees, Magyar is a public company and the Directors are still accountable for their actions and treatment of all shareholders.  Directors of public companies are not supposed to place their personal or pecuniary interests ahead of the interests of shareholders.

It is for this reason that we are requesting that you:

•	Vote WITHHOLD for the two Director nominees on Magyar’s proxy
•	Show up at the Annual Meeting and respectfully express your opinions on Magyar’s performance and demand accountability from the Board and management

Please follow the voting instructions that have been provided to you by Magyar (see www.cfpproxy. com/5946 for forms and instructions).  If you have any questions please feel free to call us at anytime at the numbers and emails noted below.  We look forward to seeing you at the upcoming Annual Meeting which is scheduled to be held on February 23, 2010 at the The Heldrich, 10 Livingston Avenue, New Brunswick, New Jersey at 2:00 pm EST.

Sincerely,

/s/ Rich Lashley	/s/ John Palmer

Rich Lashley	John Palmer
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue
Chatham, NJ 07928	Naperville, IL 60540
973-360-1666	630-848-1340
973-360-1720 (fax)	630-848-1342 (fax)
rlashley@plcapitalllc.com	jpalmer@plcapitalllc.com

The PL Capital Group currently consists of the following: Financial Edge Fund, L.P., a Delaware limited partnership; Financial Edge-Strategic Fund, L.P., a Delaware limited partnership; PL Capital/Focused Fund, L.P., a Delaware limited partnership; PL Capital, LLC, a Delaware limited liability company; PL Capital Advisors, LLC, a Delaware limited liability company; Goodbody/PL Capital, L.P., a Delaware limited partnership; Goodbody/PL Capital, LLC, a Delaware limited liability company; John W. Palmer; Richard J. Lashley and Beth R. Lashley.

Vote WITHHOLD On Magyar Bancorp Directors

You should have received Magyar Bancorp’s proxy materials directly from the company (which can also be obtained via the internet at www.cfpproxy.com/5946).  In those materials the company provided you with instructions on how to vote by mail, telephone via an 800 phone number (866-853-9883) and via the Internet.  The PL Capital Group is not soliciting proxies, so please cast your vote to WITHHOLD for all Directors directly on Magyar Bancorp’s proxy card by submitting your proxy by phone, Internet or by signing, dating and returning the proxy card that you receive from Magyar Bancorp.  To vote by phone or via the Internet you will need the control number provided to you by the company in your proxy materials.

Only your latest dated proxy card counts so you can change your vote even if you previously voted.  The Annual Meeting is scheduled for February 23, 2010 at 2:00 pm EST at The Heldrich, 10 Livingston Avenue, New Brunswick, New Jersey.

If you need assistance in voting your shares by telephone, Internet or mail, please call D. F. King & Co., Inc., which is assisting PL Capital, toll-free at 1-800-549-6746.

Or feel free to contact us:

Richard Lashley	John Palmer
rlashley@plcapitalllc.com	jpalmer@plcapitalllc.com
973-360-1666	630-848-1340
973-360-1720 (fax)	630-848-1342 (fax)